Exhibit 10.6
EXECUTION COPY
ADDITIONAL FUNDING AGREEMENT
     This ADDITIONAL FUNDING AGREEMENT (this “Agreement”) is entered into as of October 1, 2008, by and among OXiGENE, INC., a Delaware corporation (the “Company”), SYMPHONY ViDA HOLDINGS LLC, a Delaware limited liability company (“Holdings”), SYMPHONY ViDA INVESTORS LLC, a Delaware limited liability company (“Investors”), and SYMPHONY ViDA, INC., a Delaware corporation (the “Symphony Collaboration”).
PRELIMINARY STATEMENT
     WHEREAS, the Company and Holdings have entered into a Technology License Agreement, dated as of October 1, 2008, pursuant to which the Company has granted Holdings an exclusive license to the use of certain intellectual property related to the Programs owned or controlled by the Company;
     WHEREAS, contemporaneously with the execution of this Agreement, the Company, Holdings and the Symphony Collaboration are entering into a Novated and Restated Technology License Agreement, pursuant to which, among other things, Holdings will assign by way of novation such license to the Symphony Collaboration;
     WHEREAS, the Company and Holdings have entered into a Research and Development Agreement, dated as of October 1, 2008, pursuant to which Holdings and the Company have agreed to develop the Programs and to establish a Development Committee to oversee such development;
     WHEREAS, contemporaneously with the execution of this Agreement, the Company, Holdings and the Symphony Collaboration are entering into an Amended and Restated Research and Development Agreement, pursuant to which, among other things, Holdings will assign its rights and obligations under the Research and Development Agreement to the Symphony Collaboration;
     WHEREAS, contemporaneously with the execution of this Agreement, Holdings, the Company, and the Symphony Collaboration are entering into a Purchase Option Agreement (the “Purchase Option Agreement”) pursuant to which, among other things, Holdings is granting to the Company an option to purchase all of the equity securities of the Symphony Collaboration owned, or hereafter acquired, by Holdings on the terms set forth in the Purchase Option Agreement;
     WHEREAS, Investors, through Holdings, agrees that it will make a single second capital contribution (the “Additional Holdings Funding”) of up to $10,000,000 to the Symphony Collaboration, on the Additional Closing Date (as defined herein), if required pursuant to the terms hereof (the “Additional Holdings Funding Commitment”);
     WHEREAS, the Company agrees that it will issue shares of the Company Common Stock (the “Additional Investment Shares”) having a value of up to $1,000,000 pursuant to the terms hereof and the terms of the Stock and Warrant Purchase Agreement;

     WHEREAS, the Company desires to have the option to make expenditures with respect to the Programs and the development thereof or payments to the Symphony Collaboration in respect thereof (the “Optional Company Funding”) of up to $5,000,000 pursuant to the terms hereof;
     WHEREAS, the Company agrees that, upon the occurrence of certain events as described herein, it will pay an aggregate amount of up to $15,000,000 (the “Company Payment Commitment”) to the Symphony Collaboration; and
     WHEREAS, the Company, the Symphony Collaboration and Holdings have determined that it is in each of its best interest to perform and comply with certain agreements relating to each of its ongoing operations contained in this Agreement;
     NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto (the “Parties”) agree as follows:
          1. Defined Terms. Terms not otherwise defined herein are used as defined in the Purchase Option Agreement, including Annex A thereto.
          2. Required and Approved Funding; Optional Company Funding.
               (a) If, pursuant to Section 14 of the Development Committee Charter the Development Committee determines that additional funds will be required to complete the development of the Programs, the Development Committee shall deliver a notice to the Symphony Collaboration Board, which notice shall (i) state that, pursuant to the Development Budget, additional funds will be required to complete the development of the Programs and (ii) specify the Required Amount (as defined therein).
               (b) Upon receipt of the notice specified above, the Symphony Collaboration Board shall approve an amount in an increment of $1,000,000 to be funded (the “Approved Amount”) and notify the Company of such amount.
               (c) Within five calendar days of receipt of notice from the Symphony Collaboration Board of the Approved Amount, the Company shall provide irrevocable written notice to the Symphony Collaboration of the amount of the Optional Company Funding that it agrees to make available to the Symphony Collaboration in its sole discretion (such amount, which may be zero, the “Optional Company Funding Amount”) before or on the earlier of (i) the 30th calendar day immediately following the Balance Sheet Deficiency Date or (ii) the second anniversary of the Closing Date (such date, the “Additional Closing Date”).
               (d) Subject to the limitations set forth in Section 3(c), the Company shall make the Optional Company Funding Amount available by either (x) not invoicing the Symphony Collaboration for expenditures under the Development Plan and Development Budget or (y) paying amounts to the Symphony Collaboration in immediately available funds by wire transfer to the account designated by the Symphony Collaboration; provided, that if the payment option under clause (x) above is elected and any portion of the Optional Company Funding Amount remains unpaid on the expiration of the Term, such unpaid portion of the Optional Company Funding Amount shall be paid on the day the Term expires pursuant to clause (y) above. The Company shall report to the Symphony Collaboration in writing each month the amount, if any, of the Optional Company Funding Amount made available that month and cumulatively since the Closing Date (which reports are subject to audit and adjustments for any inaccuracies by the Company). In no event shall the Optional Company Funding Amount exceed $5,000,000.
               (e) If the Company fails to notify the Symphony Collaboration of the Optional Company Funding Amount within 5 calendar days of the receipt of notice of the Approved Amount, the Optional Company Funding Amount shall be deemed to be $0 (zero dollars).
          3. Additional Holdings Funding.
               (a) The Symphony Collaboration Board shall determine the amount, if any, of the Approved Amount that it will require Holdings to fund (the “Additional Holdings Payment Amount”), taking into account the Optional Company Funding Amount; provided, that (x) the Additional Holdings Payment Amount may be $0 (zero dollars); and (y) subject to Section 7 below, the Additional Holdings Payment Amount shall not exceed $5,000,000. The Symphony Collaboration shall notify Holdings and the Company of the Additional Holdings Payment Amount within 10 calendar days of receipt of notice from the Company of the Optional Company Funding Amount. If no notice is received by Holdings, then the Additional Holdings Payment Amount shall be deemed to be $0.
               (b) Subject to Sections 3(a) and 7, if the difference between the Approved Amount and the Optional Company Funding Amount is less than or equal to $5,000,000, Holdings shall be required to fund the entire difference, up to $5,000,000, between the Approved Amount and the Optional Company Funding Amount.
               (c) If the difference between the Approved Amount and the Optional Company Funding Amount is greater than $0 and the Additional Holdings Payment Amount is equal to $0, the Company’s obligations to make all or any part of the Optional Company Funding Amount available to the Symphony Collaboration shall immediately terminate.
               (d) Holdings shall pay to the Symphony Collaboration the Additional Holdings Payment Amount as an additional capital contribution on the Additional Closing Date; provided, that in the event that the Company elects to exercise the Purchase Option in accordance with Section 4 below, Holdings’ obligation to pay such amount shall be suspended until such time, if ever, that the Company must pay the Company Payment Amount pursuant to Section 4 below after the exercise of such election. In the event that the Purchase Option Closing Date occurs and Holdings is paid in full all amounts owed to it under the Purchase Option Agreement, Holdings obligations hereunder in respect of the Additional Holdings Payment Amount shall terminate.

          4. Company Payment Amount.
               (a) So long as the Additional Holdings Payment Amount is greater than $0 and Holdings has paid such amount in full to the Symphony Collaboration, the Symphony Collaboration may require the Company to pay to the Symphony Collaboration an amount (such amount, the “Company Payment Amount”) equal to (x) the difference between the Company Payment Commitment and the Optional Company Funding Amount, less (y) the aggregate amount of Discontinued Funds and payments received by the Symphony Collaboration from the Company following the exercise of a Discontinuation Option that are declared as dividends or otherwise distributed to Holdings pursuant to Section 8.1 of the Amended and Restated Research and Development Agreement; provided, that, subject to Section 7 below, if the difference between the Approved Amount and the Optional Company Funding Amount is greater than or equal to $5,000,000 and the Additional Holdings Payment Amount is less than $5,000,000, the Company Payment Amount shall in no event be greater than the Additional Holdings Payment Amount; provided further, that, subject to Section 7 below, the Company Payment Amount shall not exceed $10,000,000.
               (b) Such payment, if so required, shall be made within ten (10) Business Days of receipt of written notice by the Symphony Collaboration of the Company Payment Amount (the date of such payment, the “Company Payment Date”) and by either (or a combination of) (x) not invoicing the Symphony Collaboration for expenditures under the Development Plan and Development Budget incurred through the Company Payment Date (as notified in writing in reasonable detail by the Company to the Symphony Collaboration which notice is subject to audit and adjustments for any inaccuracies by the Company) or (y) paying amounts to the Symphony Collaboration in immediately available funds by wire transfer to the account designated by the Symphony Collaboration; provided, that in lieu of making such payment and so long as the Purchase Option Period has not expired the Company may elect within such ten Business Day period to exercise the Purchase Option pursuant to the terms of the Purchase Option Agreement and purchase Holdings’ interest in the Symphony Collaboration in accordance with the Purchase Option Agreement; provided further, that if the payment option under clause (x) above is elected and any portion of the Company Payment Amount remains unpaid on the expiration of the Term, such unpaid portion of the Company Payment Amount shall be paid on the day the Term expires pursuant to clause (y) above; provided further, that if the Term has expired, the Company Payment Amount shall only be paid pursuant to clause (y) above. In the event that the Purchase Option is exercised by the Company but Holdings is not paid in full on a timely basis as required under the Purchase Option Agreement, the Company shall on demand by the Symphony Collaboration pay in full the Company Payment Amount in immediately available funds by wire transfer to the account designated by the Symphony Collaboration.
          5. Company Common Stock Issuance Obligation.
               (a) On the Additional Closing Date, if the Additional Holdings Payment Amount is paid to the Symphony Collaboration, the Company shall issue the Additional Investment Shares to Holdings in accordance with Section 2.05 of the Stock and Warrant Purchase Agreement; provided, that if the Additional Holdings Payment Amount is less than $10,000,000, the number of Additional Investment Shares shall be proportionately reduced.
               (b) If stockholder approval for the issuance of such Additional Investment Shares is required but not obtained, the Company shall issue to the Investors, through Holdings, a warrant (the “Additional Investment Warrant”) in accordance with Section 2.05 of the Stock and Warrant Purchase Agreement.
     6. Company Payment Obligation.
               (a) The Company agrees that, on the terms and conditions set forth herein, it will pay to the Symphony Collaboration the Company Payment Amount in an amount not to exceed the Company Payment Commitment.
               (b) In the event that a Bankruptcy Event occurs during the Term with respect to the Company and subject to Section 7 below, the Company agrees to pay to the Symphony Collaboration an amount equal to the difference, if any, between $10,000,000 and the aggregate amount of the sum of (x) the Optional Company Funding Amounts actually made available or paid to the Symphony Collaboration and (y) all Company Payment Amounts actually paid by the Company pursuant to Section 4 above, and such amount shall be immediately due and payable upon the occurrence of such Bankruptcy Event.
               (c) The Company hereby waives all right to set off amounts owing under Section 4 or this Section 6 against any amounts owing by Holdings or the Symphony Collaboration to the Company under the Operative Documents, unless otherwise agreed.
               (d) Holdings, Investors and the Symphony Collaboration shall be entitled to exercise any and all remedies at law or in equity to enforce the Company’s obligations hereunder.
     7. Adjustment to Certain Funding Terms. Notwithstanding anything contained herein to the contrary, Holdings may, at its sole option and upon written notice to the Company, proportionately increase (i) all amounts set at $5,000,000 in Sections 3(a), 3(b) and 4(a) to up to $10,000,000 and (ii) all amounts set at $10,000,000 in Sections 4(a) and 6(b) to up to $15,000,000.
     8. Notice. Any notice, request, demand, waiver, consent, approval or other communication which is required or permitted to be given to any Party shall be in writing addressed to the Party at its address set forth below and shall be deemed given (i) when delivered to the Party personally, (ii) if sent to the Party by facsimile transmission (promptly followed by a hard-copy delivered in accordance with this Section 8), when the transmitting Party obtains written proof of transmission and receipt; provided, however, that notwithstanding the foregoing, any communication sent by facsimile transmission after 5:00 PM (receiving Party’s time) or not on a Business Day shall not be deemed received until the next Business Day, (iii) when delivered by next Business Day delivery by a nationally recognized courier service, or (iv) if sent by registered or certified mail, when received, provided postage and registration or certification fees are prepaid and delivery is confirmed by a return receipt:
The Company:
OXiGENE, Inc.
230 Third Avenue
Waltham, MA 02451
Attn: Chief Executive Officer
Facsimile: (781) 547-6800
The Symphony Collaboration:
Symphony ViDA, Inc.
7361 Calhoun Place, Suite 325
Rockville, MD 20855
Attn: Charles W. Finn, Ph.D.
Facsimile: (301) 762-6154
Holdings:
Symphony ViDA Holdings LLC
7361 Calhoun Place, Suite 325
Rockville, MD 20855
Attn: Robert L. Smith, Jr.
Facsimile: (301) 762-6154
with copies to:
Symphony Capital Partners, L.P.
875 Third Avenue, 18th Floor
New York, NY 10022
Attn: Mark Kessel
Facsimile: (212) 632-5401
and
Symphony Strategic Partners, LLC
875 Third Avenue, 18th Floor
New York, NY 10022
Attn: Mark Kessel
Facsimile: (212) 632-5401
Investors:

Symphony ViDA Investors LLC
875 Third Avenue, 18th Floor
New York, NY 10022
Attn: Mark Kessel
Facsimile: (212) 632-5401
or to such other address as such Party may from time to time specify by notice given in the manner provided herein to each other Party entitled to receive notice hereunder.
          9. Governing Law; Consent to Jurisdiction and Service of Process.
               (a) This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York; except to the extent that this Agreement pertains to the internal governance of the Symphony Collaboration, the Company or Holdings, and to such extent this Agreement shall be governed and construed in accordance with the laws of the State of Delaware.
               (b) Each of the Parties hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of any New York State court, any Delaware State court or federal court of the United States of America sitting in the City of New York, Borough of Manhattan or Wilmington, Delaware, and any appellate court from any jurisdiction thereof, in any action or proceeding arising out of or relating to this Agreement, or for recognition or enforcement of any judgment, and each of the Parties hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in any such New York State court or any such Delaware state court or, to the fullest extent permitted by law, in such federal court. Each of the Parties agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that any Party may otherwise have to bring any action or proceeding relating to this Agreement.
               (c) Each of the Parties irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any New York State or federal court, or any Delaware State or federal court. Each of the Parties hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court. Each of the Parties hereby consents to service of process by mail.
          10. Waiver of Jury Trial. EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT.

          11. Entire Agreement. This Agreement (including any Annexes, Schedules, Exhibits or other attachments hereto) constitutes the entire agreement between the Parties with respect to the matters covered hereby and supersedes all prior and contemporaneous agreements, correspondence, discussion, and understanding with respect to such matters between the Parties, excluding the Operative Documents.
          12. Amendment; Successors; Counterparts.
               (a) The terms of this Agreement shall not be altered, modified, amended, waived or supplemented in any manner whatsoever except by a written instrument signed by each of the Parties.
               (b) Nothing expressed or implied herein is intended or shall be construed to confer upon or to give to any Person, other than the Parties, any right, remedy or claim under or by reason of this Agreement or of any term, covenant or condition hereof, and all the terms, covenants, conditions, promises and agreements contained herein shall be for the sole and exclusive benefit of the Parties and their successors and permitted assigns.
               (c) This Agreement may be executed in one or more counterparts, each of which, when executed, shall be deemed an original but all of which, taken together, shall constitute one and the same Agreement.
          13. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in a manner materially adverse to either party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.
[SIGNATURES FOLLOW ON NEXT PAGE]

     IN WITNESS WHEREOF, each of the undersigned has executed and delivered this Agreement, or has caused this Agreement to be executed and delivered by a duly authorized officer, on the day and year first above written.

OXiGENE, INC.
By:	/s/ John A. Kollins
	Name:	John A. Kollins
	Title:	Chief Operating Officer

SYMPHONY ViDA, INC.
By:	/s/ Mark Kessel
	Name:	Mark Kessel
	Title:	Chairman of the Board

[Signature Page to Additional Funding Agreement]

SYMPHONY ViDA HOLDINGS LLC

By:	Symphony Capital Partners, L.P., its Manager

By:	Symphony Capital GP, L.P., its general partner

By:	Symphony GP, LLC, its general partner

By:	/s/ Mark Kessel

Name: Mark Kessel Title: Managing Member

SYMPHONY ViDA INVESTORS LLC

By:	Symphony Capital Partners, L.P., its Manager

By:	Symphony Capital GP, L.P., its general partner

By:	Symphony GP, LLC, its general partner

By:	/s/ Mark Kessel

Name: Mark Kessel
Title: Managing Member
[Signature Page to Additional Funding Agreement]